AGREEMENT OF LIMITED PARTNERSHIP

OF

PRECISION OILFIELD SERVICES, LLP

A TEXAS REGISTERED LIMITED LIABILITY PARTNERSHIP

This Limited Partnership Agreement (this "Agreement") of Precision Oilfield Services, LLP, a Texas registered limited liability partnership (the "Partnership"), is entered into as of December 16, 2002 by and between Computalog U.S.A., Inc., a Delaware corporation (the "General Partner"), and Precision Drilling Technology Services Group (USA) Inc., a Delaware corporation (the "Limited Partner"). The General Partner and the Limited Partner are referred to collectively as the "Partners" and each individually as a "Partner."

1. **DEFINITIONS.** In addition to the terms defined above, as used in this Agreement, the following terms shall have the meanings set forth below:

"Act" means the Texas Revised Limited Partnership Act, as the same is amended from time to time.

"Bankruptcy" means with respect to a Partner, the commencement of any bankruptcy or insolvency case or proceeding against such Partner which shall continue and remain unstayed and in effect for a period of 60 consecutive days, or the filing by such Partner of a petition, answer or consent seeking relief under any applicable Federal or state bankruptcy, insolvency or similar law.

"Capital Account" means, for each Partner, a separate amount that is:

(a) increased by (i) the amount of such Partner's Capital Contribution and (ii) allocations of profit to such Partner, and

(b) decreased by (i) the amounts distributed to such partner by the Partnership, and (ii) allocations of loss to such Partner.

"Capital Contribution" means for any Partner, the sum of the net amount of cash and the fair market value of any other property contributed by such Partner to the capital of the Partnership.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Dissolution" of a Partner that is not a natural person means that such Partner has terminated its existence (whether as a partnership, corporation or other legal entity) and dissolved; provided, however, that a change in the ownership of a Partner that is a partnership shall not constitute a "Dissolution" of such Partner, so long as the

business of the Partner is continued in partnership form, regardless of whether such Partner is deemed technically dissolved for partnership or tax law purposes.

"Regulations" means the proposed, temporary, and final regulations promulgated under the Code in effect as of the date of this Agreement and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

"Transfer" means any exchange, transfer, gift, encumbrance, assignment, pledge, mortgage, hypothecation or other disposition, whether voluntary or involuntary.

2. FORMATION OF LIMITED PARTNERSHIP.

2.1 ***Formation, Name and Principal Office.*** The Partners hereby enter into and form the Partnership for the purpose and scope set forth in this Agreement. The Partnership is established initially as a limited partnership and has registered as a limited liability partnership in accordance with Section 2.14 of the Act. Except as provided herein, the Partnership shall be governed by the Act. The name of the Partnership shall be "Precision Oilfield Services, LLP." The principal office of the Partnership shall be Suite 1700, 363 North Sam Houston Parkway East, Houston, TX 77060, or, upon notice to the Limited Partner, at such other place as may be designated by the General Partner.

2.2 ***Texas Office and Agent for Service of Process.*** The Partnership shall have a Texas registered office and registered agent for the service of process on the Partnership as required under Section 1.06 of the Act.

2.3 ***Purpose of the Partnership.*** The purpose of the Partnership shall be to conduct a leasing business in Texas and such other activities as determined by the General Partner.

2.4 ***Names and Addresses of the Partners.*** The name, address, and contact information of each Partner are:

General Partner:
Computalog U.S.A., Inc.
500 Winscott Road
Fort Worth, TX 76126
Telephone: 817-249-7200
Facsimile: 817-249-7275

Limited Partner:
Precision Drilling Technology Services Group (USA) Inc.
363 North Sam Houston Parkway East
Suite 1700
Houston, TX 77060
Telephone: 281-260-5600
Facsimile: 281-260-5670

2.5 *Term of the Partnership*. The term of the Partnership shall commence on the date a Certificate of Limited Partnership for the Partnership is filed with the office of the Texas Secretary of State and, unless the Partnership is earlier dissolved pursuant to Section 7, shall continue until the 30th anniversary of such date. The term of the Partnership may be extended by the General Partner with the consent of the Limited Partner.

2.6 ***Required Documents.***

(a) ***Partnership Documents.*** The General Partner shall cause to be filed, recorded or amended, as necessary, a Certificate of Limited Partnership and an Application for Registered Limited Liability Partnership, and any other documents required to be filed, recorded or amended in connection with the formation or operation of the Partnership pursuant to the laws of the State of Texas or any other jurisdiction in which the Partnership's business is conducted.

(b) ***Other Documents.*** The Limited Partner shall execute and acknowledge as requested by the General Partner such documents as may be necessary or desirable to comply with legal or other governmental requirements applicable to the formation of the Partnership or the operation of the Partnership's business.

(c) ***Special Power of Attorney.*** The Limited Partner hereby grants to the General Partner a special power of attorney (with full rights of assignment) irrevocably appointing the General Partner as the Limited Partner's attorney-in-fact with power and authority to execute and acknowledge, in the Limited Partner's name and on its behalf, any document described in Section 2.6(a) or (b). Such special power of attorney is coupled with an interest.

2.7 ***Merger or Consolidation***. The Partnership may merge or consolidate with or into another limited partnership or other business entity, or enter into an agreement to do so, only with the consent of the General Partner.

3. **CAPITALIZATION OF THE PARTNERSHIP.**

3.1 ***Initial Capital Contributions and Percentage Interests***. The initial Capital Contributions of the General Partner and of the Limited Partner shall be as follows:

General Partner:	$10.00
Limited Partner:	$990.00

The initial Percentage Interests of the General Partner and of the Limited Partner shall be as follows:

General Partner:	1%
Limited Partner:	99%

3.2 ***Additional Capital Contributions***. All additional Capital Contributions shall be in cash and/or other property and shall be paid as determined by the General

Partner. If additional Capital Contributions are made in proportions other than the then-existing Percentage Interests, the Percentage Interests shall be adjusted as determined by the Partners. No third party shall have any right to enforce any obligation of a Partner to make any Capital Contribution to the Partnership.

3.3 ***Withdrawal and Return of Capital.*** Except as approved by the General Partner, (a) no partner may withdraw any portion of its Capital Contribution and (b) no Partner shall be entitled to a return of such Partner's Capital Contribution.

3.4 ***No Interest on Capital.*** No Partner shall be entitled to interest on such Partner's Capital Contribution.

4. **TAX AND FINANCIAL MATTERS.**

4.1 ***Classification.*** For Federal tax purposes (and all state and local tax purposes in conformity therewith), the Partnership shall elect in accordance with the Regulations to be classified as a corporation. For all other purposes, the Partnership shall be classified as a partnership.

4.2 ***Distributions, Profits and Losses.*** Except upon the liquidation of the Partnership, all distributions and allocations of items of profit and loss shall be in proportion to Percentage Interests. As necessary for state and local tax purposes, Capital Accounts shall be maintained in accordance with Section 704(b) of the Code and the Regulations.

5. **ADMINISTRATIVE PROVISIONS.**

5.1 ***Rights of the Limited Partner.*** The Limited Partner shall take no part in the management or control of the Partnership's business and shall have no right or authority to act for the Partnership or to vote on Partnership matters other than as specifically set forth in this Agreement or as required under the Act.

5.2 ***Management by the General Partner; Designated Officers.*** The General Partner shall devote such time and attention, and shall diligently perform those duties, as are reasonably necessary to manage effectively the Partnership's business. Subject to the provisions of the Act and this Agreement, the General Partner shall have the exclusive power to perform acts necessary or appropriate for the efficient management of the Partnership. The actions to be taken by the General Partner shall be subject to the review of the General Partner's board of directors. Accordingly, the Partnership shall designate officers to act on its behalf consisting of a president, one or more vice presidents, a treasurer, a secretary, and such assistant treasurers and secretaries as the board of directors of the General Partner may prescribe from time to time. As of the date hereof, the officer positions of the Partnership are held as follows:

Title	Name
President	Larry Cavanna
Vice President	John Mahar
Vice President	Dale E. Tremblay
Secretary	Jan Campbell
Treasurer	Jim McKirahan

5.3 *Records*. The General Partner shall cause the Partnership to maintain or cause to be maintained true and proper books, records, reports, and accounts in which shall be entered all transactions of the Partnership. Such books, records, reports and accounts shall be located at the principal place of business of the Partnership and shall be available to any Partner for inspection and copying during reasonable business hours.

6. **TRANSFERS AND WITHDRAWALS BY PARTNERS.**

6.1 *Admission of Partners*. Each of the General Partner and the Limited Partner is admitted to the Partnership effective with the commencement of the Partnership.

6.2 *Transfers by a Partner*. No Partner may Transfer its interest in the Partnership without the consent of the other Partner.

6.3 *Withdrawal by a Partner*. The interest of a Partner may not be withdrawn from the Partnership in whole or in part.

7. **DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP.**

7.1 *Dissolving Events*. The Partnership shall be dissolved upon the occurrence of any of the following events (each a "Dissolving Event"):

(a) Expiration of the Partnership term;

(b) Issuance of an order by a court of competent jurisdiction requiring the dissolution of the Partnership;

(c) Permanent cessation of the Partnership's business;

(d) Consent to dissolve the Partnership by all Partners;

(e) The withdrawal, retirement, Bankruptcy, Dissolution, death or incapacity of the General Partner; or

(f) Any other event that results in dissolution of the Partnership under the Act.

7.2 ***Winding Up of the Partnership.***

(a) Upon dissolution of the Partnership, the General Partner or, if the General Partner is not able to serve in such capacity, such person as the Limited Partners appoints (as applicable, the "Liquidator") shall promptly wind up the affairs of the Partnership.

(b) Distributions to the Partners in liquidation may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Liquidator.

(c) The profits and losses of the Partnership during the period of dissolution and liquidation shall be allocated among the Partners in accordance with the provisions of Section 4.2.

(d) The assets of the Partnership (including, without limitation, proceeds from the sale or other disposition of any assets during the period of dissolution and liquidation) shall be applied as follows:

(i) First, to repay any indebtedness of the Partnership, whether to third parties or the Partners, in the order of priority required by law;

(ii) Next, to any reserves which the Liquidator reasonably deems necessary for contingent or unforeseen liabilities or obligations of the Partnership (which reserves when they become unnecessary shall be distributed in the remaining priorities set forth in this Section 7.2(d)); and

(iii) Next, to the Partners in proportion to their Capital Accounts.

(e) No Partner shall have any obligation to restore any deficit balance in its Capital Account upon the liquidation of the Partnership. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to Section 7.2(d)(iii) hereof may be:

(i) distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to Section 7.2(d)(iii) hereof; or

(ii) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any

installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

8. GENERAL PROVISIONS.

8.1 ***Entire Agreement***. This Agreement contains the entire understanding between the Partners and supersedes any prior written or oral agreement between them respecting the Partnership. There are no representations, agreements, arrangements, or understandings, oral or written, between the Partners relating to the Partnership that are not fully expressed in this Agreement.

8.2 ***Amendments***. This Agreement is subject to amendment with the written consent of the General Partner and the Limited Partner.

8.3 ***Governing Law***. All questions with respect to the interpretation of this Agreement and the rights and liabilities of the Partners shall be governed by the laws of the State of Texas as they are applied to contracts entered into between residents of Texas and this Agreement shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Act.

8.4 ***Severability***. If any one or more of the provisions of this Agreement are determined to be invalid or unenforceable, such provision or provisions shall be deemed severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

8.5 ***Counterparts***. This Agreement may be executed in any number of counterparts and when so executed, all of such counterparts shall constitute a single instrument binding upon all parties notwithstanding the fact that all parties are not signatory to the original or to the same counterpart. This Agreement may be executed by facsimile signature, and a facsimile signature will be considered an original signature.

8.6 ***Survival of Rights***. Subject to the restrictions against unauthorized assignment or transfer set forth in this Agreement, the provisions of this Agreement shall inure to the benefit of and be binding upon each Partner and such Partner's heirs, devises, legatees, personal representatives, successors, and assigns.

8.7 ***Adjudication and Attorneys' Fees***. The prevailing Partner in any claim, action, or proceeding arising out of or relating to this Agreement, the Partnership, or the Partners' respective rights shall be reimbursed by the Partner who does not prevail for its reasonable attorney's, accountant's and expert's fees and the costs of such claim, action, or proceeding.

8.8 ***Notices***. All notices, reports, records, or other communications which are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at the addresses set forth in Section 2.4, or to such other address as such party

may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

8.9 *Consents*. All consents, agreements and approvals provided for or permitted by this Agreement shall be in writing and signed copies thereof shall be retained with the books of the Partnership. No consent of the Limited Partner shall be effective until the General Partner has received notice thereof.

8.10 *No Partition*. Except as otherwise permitted by this Agreement, no Partner shall have the right, and each Partner does hereby agree that it shall not seek, to cause a partition of the Partnership's property whether by court action or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

General Partner:

Computalog U.S.A., Inc.

By: [signature]
Name: JIM MCKIRAHAN
Title: ASST. TREASURER

Limited Partner:

Precision Drilling Technology Services Group (USA) Inc.

By: [signature]
Name: JIM MCKIRAHAN
Title: TREASURER

2996637_2.DOC

AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF PRECISION OILFIELD SERVICES LLP

This Amendment (the "Amendment") to the Agreement of Limited Partnership of Precision Oilfield Services LLP (the "Partnership") is entered into effective as of the 19th day of September 2018, by and between Precision Energy Services, Inc., a Delaware corporation, as general partner (the "General Partner"), and Precision USA Holdings, Inc., a Delaware corporation, as limited partner (the "Limited Partner" and together with the General Partner, the "Partners"). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement of Limited Partnership entered into by the Partners the 16th day of December 2002 (as amended, the "Agreement"), which is being amended by this Amendment.

AMENDMENT

NOW THEREFORE, the Partners hereby amends the Agreement as follows:

1. **Section 2.4** ***Names and Addresses of the Partners.*** The name, address, and contact information of each Partner are:

General Partner: Precision Energy Services, Inc.
2000 St. James Place
Houston, Texas 77056
Telephone: 713-836-4000
Facsimile: 713-836-5034

Limited Partner: Precision USA Holdings, Inc.
2000 St. James Place
Houston, Texas 77056
Telephone: 713-836-4000
Facsimile: 713-836-5034

2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers or representatives as of the date first above written.

GENERAL PARTNER:	LIMITED PARTNER:
Precision Energy Services, Inc.	Precision USA Holdings, Inc.
By: Christine M. Morrison	By: Christine M. Morrison
Name: Christine M. Morrison	Name: Christine M. Morrison
Title: Vice President	Title: Vice President

95378

AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF PRECISION OILFIELD SERVICES LLP

This Amendment (the "Amendment") to the Agreement of Limited Partnership of Precision Oilfield Services LLP (the "Partnership") is entered into effective as of the 13th day of December 2018, by and between Precision Energy Services, Inc., a Delaware corporation, as general partner (the "General Partner"), and Precision USA Holdings, Inc., a Delaware corporation, as limited partner (the "Limited Partner" and together with the General Partner, the "Partners"). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement of Limited Partnership entered into by the Partners the 16th day of December 2002 (as amended, the "Agreement"), which is being amended by this Amendment.

AMENDMENT

NOW THEREFORE, the Partners hereby amends the Agreement as follows:

1. **Section 2.4** *Names and Addresses of the Partners.* The name, address, and contact information of each Partner are:

General Partner: Precision Energy Services, Inc.
2000 St. James Place
Houston, Texas 77056
Telephone: 713-836-4000
Facsimile: 713-836-5034

Limited Partner: PD Holdings (USA), L.P.
2000 St. James Place
Houston, Texas 77056
Telephone: 713-836-4000
Facsimile: 713-836-5034

2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers or representatives as of the date first above written.

GENERAL PARTNER:

Precision Energy Services, Inc.

By: /s/ Christine M. Morrison
Name: Christine M. Morrison
Title: Vice President

LIMITED PARTNER:

PD Holdings (USA), L.P.

By: /s/ Christine M. Morrison
Name: Christine M. Morrison
Title: Vice President

97473